Exhibit 99.1

Egalet Submits New Drug Application to U.S. Food and Drug Administration for ARYMO™ ER (Morphine Sulfate) Extended-Release Tablets

—NDA includes comprehensive package of bioequivalence and abuse-deterrent data—

Wayne, Penn. — December 15, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, announced the company has submitted a new drug application (NDA) for ARYMO ER (morphine sulfate) extended-release tablets for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. The submission is based on the pivotal pharmacokinetic studies that demonstrated bioequivalence of ARYMO ER 15 mg, 30 mg and 60 mg to equivalent doses of MS Contin (morphine sulfate controlled-release). In addition, the submission includes a comprehensive battery of abuse-deterrent studies (Category 1, 2 and 3) which were conducted to support abuse-deterrent label claims for intravenous injection, snorting and oral abuse.

“Given the need for treatment options for the millions of individuals living with chronic pain, combined with the importance of providing formulations that deter opioid abuse because of the prescription abuse epidemic here in the United States, the NDA submission of ARYMO ER represents an important milestone and is the first NDA from our proprietary Guardian Technology program,” said Bob Radie, president and chief executive officer of Egalet. “We look forward to working with the FDA to bring to market ARYMO ER for people living with chronic pain.”

Morphine sulfate is an opioid agonist and a Schedule II controlled substance with an acknowledged abuse liability. The risk of accidental misuse and abuse of morphine was the focus of the development program for ARYMO ER, which demonstrated physical and chemical features that are resistant to both common and more rigorous methods of manipulation, based on Egalet’s proprietary Guardian Technology.

Guardian™ Technology
Egalet’s Guardian Technology was developed to deliver commonly abused prescription medications in an abuse-deterrent form. Egalet’s proprietary Guardian Technology is a polymer matrix tablet technology that utilizes a novel manufacturing process, plastic injection molding, which results in tablets with controlled-release properties as well as physical and chemical features that have been demonstrated to resist both common and rigorous methods of manipulation. Guardian Technology results in tablets that are extremely hard, very difficult to chew, resistant to particle size reduction, and inhibit/block attempts at chemical extraction of the active pharmaceutical ingredient. In addition, the technology results in a viscous hydrogel on contact with liquid, making syringeability very difficult. These features are important to address the risk of accidental misuse (e.g., chewing) in patients with chronic pain, as well as intentional abuse using more rigorous methods of manipulation.

About Chronic Pain
According to the Institute of Medicine, there are approximately 100 million Americans—more than those affected by heart disease, cancer, and diabetes combined—who suffer from chronic pain, which is often undertreated. Chronic pain is typically defined as pain that lasts beyond the healing of an injury or that persists beyond 3 months. Common types of chronic pain include lower back pain, arthritis, headache, and face and jaw pain. Severe pain typically stops an individual from participating in activities and causes patients to change their behavior to avoid such activities. According to an article in the New England Journal of Medicine, chronic pain is associated with functional loss and disability, reduced quality of life, high health care costs, and premature death. Chronic pain also can result in isolation, depression, sleep disorders, and other issues that have a negative impact not only on patients, but also on family members. It is important that these patients, whose chronic pain often interrupts daily life, gain and maintain access to adequate pain relief. Opioid analgesics play an important role in the management of moderate to severe pain and are the most widely prescribed products for pain, with prescriptions exceeding 200 million in 2013.

About Egalet
Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. The Company has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™ ER, formerly known as Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are being developed for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the Boxed Warning, please visit sprix.com.

For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor
Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275